J:Legal\BHS  Files\SSI\SSI-LOI4.doc

     EXHIBIT  B  (18  PAGES)


March  27,  1998


CONFIDENTIAL
------------

Scientific  Software-Intercomp,  Inc.
1801  California  Street
Suite  295
Denver,  Colorado  80202

Attention:    Mr.  George  Steel,  President  and  CEO

Re:          Letter  Agreement  ("Agreement")  for  the  acquisition
     of  Scientific  Software-Intercomp,  Inc.

Dear  Mr.  Steel:

     Based upon our discussions and our review of certain information that you have provided to us to date, Baker Hughes Incorporated (the "Company"), through one or more of its direct or indirect subsidiaries, desires to acquire all of the issued and outstanding common stock of Scientific Software-Intercomp, Inc., a Colorado corporation (together with its subsidiaries, "SSI") by merger, share exchange, tender offer or otherwise. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings attributed to them in Section 6 below. Based on the mutual benefits and obligations of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.          Acquisition.
            -----------

     a.       Price.  Subject to the negotiation and execution of a definitive
              -----
acquisition agreement (containing the terms referred to herein) and any other necessary documentation (collectively, the "Definitive Agreement") and the other terms and conditions set forth herein, the Company will acquire all of the issued and outstanding common stock of SSI for the SSI Stock Price paid in U.S. dollars.

Scientific  Software-Intercomp,  Inc.                    Confidential
March  27,  1998
Page  17






     b.       Expected Closing; Termination.  The Company desires to close the
              -----------------------------
acquisition as soon as reasonably practicable, which Closing should occur shortly after any meeting of shareholders of SSI required to approve the transaction. Notwithstanding anything stated herein to the contrary, if the Closing has not occurred on or before September 30, 1998, then either party thereafter shall be entitled to terminate this Agreement by written notice to the other; provided, that a termination shall not release or relieve any obligations or liabilities accrued as of the effective date of termination, including, but not limited to, any obligations under Sections 5(b) and 7(d) hereof.

     c.          Assumptions.    The  proposed consideration to be paid in the
                 -----------
transaction and the Company's agreement to proceed with the transaction is based on the following assumptions:

     (i) No assets of SSI have been disposed of since December 31, 1997 to the date hereof, other than sales of inventory in the ordinary course of business, and no assets other than sales of inventory in the ordinary course of business and the assets comprising the Pipeline Simulation Division of SSI shall be disposed of from the date of signing to closing. In addition, the Company has assumed that ownership of all assets of SSI, including (without limitation) technology, patents and intellectual property, necessary for the operation of the SSI's business will remain with SSI following consummation of the Definitive Agreement.

     (ii) At Closing, SSI will not have any indebtedness or balances due to or from any of its shareholders or their respective affiliates.

     (iii) Neither party will owe fees or commissions to any investment banking, brokerage or finder's firm (other than the Simmons Fee), and that if any such fees or commissions arise out of this transaction, they will result in an appropriate reduction of the purchase price.
     (iv) The Net Working Capital of SSI reflected on an unaudited consolidated balance sheet as of date no earlier than seven days prior to Closing will be no less than the Net Working Capital amount reflected on SSI's December 31, 1997 unaudited consolidated balance sheet previously furnished (the "Unaudited Balance Sheet"), less $500,000; provided, that for purposes of this Section 1(c)(iv), Net Working Capital (and any change therein) at
December 31, 1997 and at Closing excludes (i) the assets of SSI's Pipeline Simulation Division to be sold to LICENERGY, Inc. but includes the proceeds to be received by SSI from the sale of its Pipeline Simulation Division to the extent retained, (ii) the Simmons Fee, and (iii) any part of the Lindner Debt and the Renaissance Debt (including any accrued interest thereon).
     (v) The Unaudited Balance Sheet and the related consolidated statement of income for the fiscal year then ended, as heretofore delivered to the Company, and the unaudited balance sheet described in Section 1(c)(iv) above, present, and will present, fairly the financial position of SSI and its consolidated subsidiaries as of the respective dates of those balance sheets and the results of their operations for the period then ended and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis; provided, that, in the case of the balance sheet described in Section 1(c)(iv), the balance sheet is subject to normal year-end adjustments and the absence of footnotes. As of December 31, 1997, there were no material liabilities, direct or indirect, fixed or contingent, of the Company or any of its consolidated subsidiaries that are not reflected in the Unaudited Balance Sheet or in the notes thereto. Other than as set forth in filings made with the U.S. Securities and Exchange Commission (or on Schedule I hereto), there has been since December 31, 1997 no Material Adverse Change in (or a Material Adverse Discovery regarding) SSI and its subsidiaries on a consolidated basis.
     (vi) SSI will not have any short- or long-term debt for borrowed money at closing (other than the Lindner Debt (subject to Section 2(b)(vii)), the Renaissance Debt (reduced as set forth in Section 2(b)(viii)), the Halliburton Preferred Stock (subject to Section 2(a)(i)), and the Bank One Debt (subject to Section 2(b)(ix)), and SSI will not incur any additional long-term lease obligations beyond those described in the financial statements previously provided to the Company.
     (vii) SSI will consummate the sale of its Pipeline Simulation Division to LICENERGY, Inc. and receive at least $1,500,000 in cash proceeds from the sale pursuant to and in accordance with the terms of the Asset Purchase Agreement dated as of March 1, 1998 among SSI, Bethany, Inc., Scientific Software-Intercomp UK, Ltd. and LICENERGY, Inc., without material amendment or modification.
     The Company will require further due diligence to determine a definitive acquisition structure (i.e. whether the transaction would be a merger, share exchange, tender offer or other transaction); however, it is our expectation at this time that one of the Company's direct or indirect subsidiaries would be the acquiror. The Company may elect to transaction structure in its discretion.

2.          Terms  and  Conditions.
            ----------------------

     a.          Significant  Events.   Within 15 days after execution of this
                 -------------------
Agreement, SSI shall approach Halliburton Company ("Halliburton") to request one of the following from Halliburton:

     (i) an agreement from Halliburton to accept not more than $2,400,000 from SSI, at or before the Closing, in full payment for and satisfaction of the acquisition or termination of all rights, interests and benefits that Halliburton may have under or to the Halliburton Preferred Stock and any other SSI capital stock, and any other right or interest that Halliburton may have in or to SSI or its assets ("Halliburton Buy-Out");

     (ii) an agreement from Halliburton to accept from SSI a promissory note due April 21, 2004 in the principal amount of $4,000,000, without interest, at or before the Closing, in full satisfaction of the acquisition or termination of all rights, interests and benefits that Halliburton may have under or to the Halliburton Preferred Stock and any other SSI capital stock, and any other right or interest that Halliburton may have in or to SSI or its assets ("Halliburton Exchange Note"); or

     (iii) a written consent or other enforceable document from Halliburton to amend the SSI Articles of Incorporation with regard to the rights of the Series A Preferred Stock of SSI, which would be amended to clarify that the holder of any Series A Preferred Stock would only have one right: the right to have the shares of Series A Preferred Stock redeemed at any time on or after April 21, 2004, for $5.00 per share, and such amendment would clarify that the holder of the Series A Preferred Stock would have no other rights to require SSI to repurchase the Series A Preferred Stock or have any other rights whatsoever to acquire or to require the repurchase by SSI of any security of SSI or any assets of SSI. If Halliburton provides such written consent or other enforceable document, an amendment to the SSI Articles of Incorporation, which is satisfactory to the Company, must be filed in the appropriate records of the Secretary of State for the State of Colorado (in accordance with all applicable laws and regulations and in accordance with all of SSI's corporate charter documents and bylaws, as amended) prior to the Closing ("Halliburton Amendment").

     It is acknowledged and agreed that if Halliburton fails or refuses to enter into either of the Halliburton Buy-Out, the Halliburton Exchange Note or the Halliburton Amendment described above, then the SSI Stock Price automatically shall be reduced to $0.30 per share, without any further action by or notice to any person or party. Notwithstanding the immediately preceding sentence, if Halliburton agrees to accept between $2,400,000 and $4,000,000 from SSI, at or before the Closing, in full payment for and satisfaction of the acquisition or termination of all rights, interests and benefits that Halliburton may have under or to the Halliburton Preferred Stock and any other SSI capital stock, and any other right or interest that Halliburton may have in or to SSI or its assets, then SSI and the Company agree to negotiate in good faith an appropriate adjustment to the SSI Stock
Price  between  $.30  and  $.50.

     b.     Additional Conditions.  The procurement of Company financing would
            ---------------------
not be a condition of the transaction. However, the transaction and related transactions would be subject to the following conditions (and to the extent that the following are not completed to Company's satisfaction, then the Company shall have the right to terminate this Agreement upon written notice to SSI):

     (i) the absence of any legal restraint, challenge or prohibition that would prevent the consummation of the acquisition under applicable law;

     (ii) the receipt of all material permits, approvals, filings and consents required to be obtained or made, and all waiting periods required to expire for consummation of the transaction having been obtained, made or expired;

     (iii) the receipt of all consents required for the acquisition under any material contract, agreement or license to which SSI is a party; except for those consents that are not obtained prior to closing that in the aggregate would not have a Material Adverse Effect;

     (iv) the absence of any material litigation or proceedings against SSI or challenging the transaction;

     (v) the compliance with covenants and continued validity of the representations and warranties to be set forth in the Definitive Agreement;

     (vi) all patents and patent applications, copyrights, trade secrets and other intellectual property rights owned or used by SSI that have not heretofore been assigned to SSI by the employees, consultants and agents of SSI shall have been assigned to SSI or the Company's designee;

     (vii) prior to Closing, the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) shall have been amended to provide that (i) the Lindner Debt has been reduced at Closing to no more than (and that Lindner has forgiven all indebtedness, including accrued interest, of SSI above) $1,400,000, which will be paid in full at Closing, and (ii) that Lindner shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further rights under the Lindner Warrant);

     (viii) prior to Closing, the Lindner and Renaissance Loan Agreement (and all corresponding promissory notes, security documents, stock warrants and related instruments) shall have been amended to provide that (i) the Renaissance Debt has been reduced at Closing to no more than (and that Renaissance has forgiven all indebtedness, including accrued interest, of SSI above) $1,300,000, plus simple interest following the Closing of no more than 7% per annum, (ii) the Renaissance Debt will mature and become payable on July 1, 1999 and (iii) Renaissance shall have no right to acquire any shares of stock (common or preferred) of SSI (including, but not limited to, any further
rights    under  the  Renaissance  Warrant);

     (ix) at or prior to Closing, the Bank One Debt must be fully paid and discharged and any security interests or rights of Bank One in SSI or any of its assets must be fully released and discharged;

     (x) on and prior to Closing, there must not have been any Material Adverse Change or Material Adverse Discovery;

     (xi) to the extent required by law and SSI's Articles of Incorporation and Bylaws, the shareholders of SSI shall have approved the transaction;

     (xii) any real property of SSI (whether owned or under lease) would be subject to appropriate pre-closing environmental audits at the Company's cost; and

     (xiii)          the  assumptions  in  Section  1(c)  above shall be true.

3.          Documentation.
            -------------

     a.     Definitive Agreement.  The acquisition by the Company of SSI would
            --------------------
be subject to the negotiation of the Definitive Agreement (containing the terms referred to herein), executed and agreed to by the Company's designated subsidiary(ies) and SSI. As SSI might expect, the Company will seek to have the Definitive Agreement contain provisions that it considers to be customary for transactions of this type.

     b.         Definitive Agreement Terms.  Although the Company reserves the
                --------------------------
right to introduce other provisions, the Company believes the draft agreements proposed by the Company will include (without limitation) the following:

     (i) Representations and warranties that the Company considers customary and usual, in particular representations regarding ownership of property and share capital, authority to enter into and consummate the transactions, tax matters, more current financial statements, the existence of contracts and absence of loss of rights as a result of the transaction, absence of adverse changes, compliance with laws and no defaults, litigation, environmental matters, intellectual property, labor and employee benefit matters and contingent liabilities.

     (ii) Affirmative and negative covenants to assure that no material transaction occurs between signing and closing that is outside the ordinary course of business or that would limit or impair the Company's ability to operate SSI after the Closing.

     (iii) The Definitive Agreement would provide that each party would use reasonable efforts to obtain any necessary or desirable governmental approvals, but would not require any party to take any action to obtain such governmental approvals other than required filings and applications and responding to appropriate information requests.

     (iv) The Definitive Agreement would also otherwise reflect the terms and provisions set forth herein, unless the parties mutually agree otherwise.

4.          Due  Diligence.
            --------------

     a.       Continued Due Diligence.  Although the Company has reviewed some
              -----------------------
of the information that you have provided to the Company to date regarding SSI's business, the Company will require the opportunity to engage in a more complete review of SSI's business and its assets, liabilities and operations before Closing. Changes in documentation could be required as a result of the due diligence process. In addition, if there is a Material Adverse Discovery, the Company will have the right to negotiate a reduced purchase price or to terminate this Agreement.

     b.          Supplying  of  Information.   Between the date hereof and the
                 --------------------------
Closing, SSI shall provide the Company and its representatives with full access at all reasonable times to the assets and employees of SSI and complete and accurate information as the Company may reasonably request in cooperation with any review, investigation or examination of the books and records, accounts, contracts, properties, assets, operations and facilities of or relating to records, accounts, contracts, properties, assets, operations and facilities of or relating to SSI for purposes of consummating the transactions contemplated by this Agreement. In connection therewith, SSI shall direct and authorize SSI's independent public accountants to make available to the Company and to the independent public accountants representing the Company all working papers pertaining to the examination and audit by such accountants for SSI. In connection therewith, SSI shall, with reasonable notice and under its supervision, permit the Company to contact and meet with the employees of SSI, such are involved in SSI at such place or places and at such times as reasonably designated by the Company. SSI shall permit the Company to make copies of the information relating to SSI contained in the books, file and records of SSI. Any data and information obtained by the Company from SSI shall be kept confidential and shall be returned to SSI upon its written request if for any reason the sale of SSI to the Company does not close on the Closing Date.

5.            Other  Agreements.
              -----------------

     a.    No-Shop.
           -------

     (i) Each party agrees to negotiate in good faith to conclude a transaction as outlined in this Agreement. Either party may terminate this Agreement on or after September 30, 1998, for any reason whatsoever (subject to Section 1(b) above). Additionally, SSI agrees that (A) prior to termination, neither it nor any of its direct or indirect subsidiaries shall, and each of them shall not permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, solicit or encourage (including by way of furnishing confidential or non-public information), directly or indirectly, any inquiry, proposal or offer with respect to a merger, consolidation or similar transaction involving, or any purchase of all or a material part of the assets on a consolidated basis or the capital stock of, SSI (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations concerning an Acquisition Proposal; and (B) each of them will immediately cease and cause to be terminated any existing negotiations with any parties conducted heretofore with respect to any of the foregoing; provided that nothing contained in this Section 5 shall prevent SSI or its Board of Directors providing information (pursuant to a confidentiality agreement in reasonably customary form) to, or engaging in any negotiations or discussions with, any person or entity who has made an unsolicited bona fide Acquisition Proposal that is superior to the proposal described in this Agreement, and is reasonably capable of being financed, if the Board of Directors of SSI, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary or other legal obligations to its stockholders or creditors.

     (ii) Prior to taking any action referred to in Section 5(a)(i), if SSI intends to participate in any such discussions or negotiations or provide any such information to any such third party, SSI shall give the Company reasonable prior notice in writing of such action. SSI shall promptly notify the Company in writing of any such requests for such information or the receipt of any Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such Acquisition Proposal, and the material terms and conditions of any Acquisition Proposal.

     (iii) Nothing in this Section 5 shall permit SSI to enter into any agreement with respect to an Acquisition Proposal prior to termination of this Agreement, it being agreed that prior to that date, SSI will not enter into any agreement with any person or entity that provides for, or in any way facilitates, an Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

     b.     BREAK-UP FEE.  SSI ACKNOWLEDGES THAT THE COMPANY HAS INVESTED, AND
            ------------
CONTINUES TO INVEST, TIME, ENERGY, AND RESOURCES INVESTIGATING AND NEGOTIATING AN ACQUISITION OF SSI. FOR THIS REASON, IF (1) A MAJORITY OF THE BUSINESS OR EQUITY OF SSI IS SOLD OR TRANSFERRED (THROUGH A SALE OF STOCK OF SSI, A SALE OF ASSETS, A MERGER, A SHARE EXCHANGE OR OTHER FORM OF TRANSACTION) TO ANY PERSON, ENTITY, GROUP, ASSOCIATION OR PARTY WITHIN 12 MONTHS AFTER TERMINATION OF THIS AGREEMENT OR THE DEFINITIVE AGREEMENT, AS THE CASE MAY BE, OR (2) THE COMPANY'S ACQUISITION OF SSI IS NOT COMPLETED ON OR BEFORE SEPTEMBER 30, 1998 BECAUSE OF (a) ANY BREACH BY SSI OF ITS OBLIGATIONS PURSUANT TO THIS AGREEMENT, (b) THE FAILURE OF ANY CONDITION HEREOF IN SSI'S CONTROL, (C) ANY ACTION TAKEN BY SSI AS CONTEMPLATED BY SECTION 5(A) AND(D) ANY ACQUISITION PROPOSAL, THEN SSI SHALL PAY TO THE COMPANY A ONE-TIME PAYMENT OF $500,000 ("BREAK-UP FEE"), AS FULL AND COMPLETE LIQUIDATED DAMAGES IN SATISFACTION OF ALL RIGHTS AND CLAIMS OF THE COMPANY, REGARDLESS OF THE NEGLIGENCE, STRICT LIABILITY, BREACH OF WARRANTY, BREACH OF CONTRACT OR OTHER FAULT OR
RESPONSIBILITY OF ANY PARTY OR PERSON. NOTWITHSTANDING THE IMMEDIATELY PRECEDING SENTENCE, IF THIS AGREEMENT OR THE DEFINITIVE AGREEMENT, AS THE CASE MAY BE, IS TERMINATED BY THE COMPANY BECAUSE OF A FAILURE OF A CONDITION NOT IN SSI'S CONTROL, THEN THE BREAK-UP FEE WILL BE REDUCED TO (X) $250,000 IF SSI IS ACQUIRED BY A THIRD PARTY (OTHER THAN HALLIBURTON) FOR EQUIVALENT CONSIDERATION BETWEEN $1 AND $1,000,000 LESS THAN THE CONSIDERATION OFFERED BY THE COMPANY PURSUANT TO THIS AGREEMENT OR THE DEFINITIVE AGREEMENT, AS THE CASE MAY BE, OR (Y) $0 IF SSI IS ACQUIRED BY A THIRD PARTY (OTHER THAN HALLIBURTON) FOR EQUIVALENT CONSIDERATION MORE THAN $1,000,000 LESS THAN THE CONSIDERATION OFFERED BY THE COMPANY PURSUANT TO THIS AGREEMENT OR THE
DEFINITIVE AGREEMENT, AS THE CASE MAY BE. EACH OF THE PARTIES FURTHER STIPULATE AND AGREE THAT THE BREAK-UP FEE IS REASONABLE IN LIGHT OF THE ANTICIPATED OR ACTUAL HARM THAT WOULD BE CAUSED BY SUCH A BREACH OF SECTION 5(A) ABOVE OR BY SUCH AN ALTERNATIVE SALE, THE DIFFICULTIES OF PROOF OF LOSS AND THE INCONVENIENCE OR NON-FEASIBILITY OF OTHERWISE OBTAINING AN ADEQUATE REMEDY. THE PARTIES ALSO AGREE THAT THE BREAK-UP FEE SET FORTH IN THIS
SECTION 5(B) CONSTITUTES LIQUIDATED DAMAGES FOR LOSS OF A BARGAIN, AND NOT A PENALTY. SSI FURTHER AGREES THAT FOR THE PURPOSES OF THIS SECTION 5(B), THE TAKING BY SSI OF ANY OF THE ACTIONS PROHIBITED IN SECTION 5(A) SHALL BE A DEEMED BREACH OF SECTION 5(A) BY SSI. IF A COURT DETERMINES THAT THE PAYMENT OF ANY FEE SET FORTH IN THIS SECTION 5 IS UNENFORCEABLE FOR ANY REASON, IN LIEU OF SUCH BREAK-UP FEE, SSI SHALL PAY TO THE COMPANY SUCH PAYMENTS UNDER THIS SECTION 5(B) THE COMPANY'S ACTUAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ITS OUT-OF-POCKET EXPENSES, INDIRECT AND CONSEQUENTIAL DAMAGES AND LOST OPPORTUNITIES), AS DETERMINED BY THE COURT.

     c. Prior to the Closing, except as may be approved by the Company in writing, SSI shall, and shall cause each of its subsidiaries to:

     (i) continue to operate its business in ordinary course and consistent with past practices;

     (ii) utilize its good faith best efforts to preserve the value of its business including its relationships with its customers and its employees;

     (iii) permit the Company to inspect all of its records and to consult with its officers, employees, attorneys and agents for the purpose of determining the accuracy of the representations and warranties herein and in the definitive Agreement;

     (iv) give prompt notice to the Company of what it, in good faith, believes to be any material occurrence in its business;

     (v) except for distributions by SSI subsidiaries to SSI, not make any distribution to its shareholders or acquire any of its capital stock; except for loans among SSI and its subsidiaries, not make any loan (except the normal advancement of employee expenses); and not issue any securities or any rights to acquire any securities;


     (vi) not enter into any employment contract, change employer compensation, otherwise pay additional amounts to employees or adopt or amend employee benefit plans and not make any capital expenditure or incur any other form of debt or liability in excess of $10,000;

     (vii) not enter into any agreement which is not terminable without penalty upon 30 days (or less) notice to the other party(ies) thereto;

     (viii) not dispose of any of its assets, except with respect to the sale of inventory sold in the ordinary course of it business and except for the sale of the SSI Pipeline Simulation Division pursuant to Section 1(c)(vii);

     (ix) promptly notify the Company of any lawsuits, claims, proceedings or investigations that are threatened or commenced against SSI (or any subsidiary of SSI); and

     (x) maintain all of its policies of insurance in full force and effect.

     d. SSI shall use its best efforts to secure the approvals described in Section 2(b)(xi) as soon as possible. SSI shall utilize its good faith best efforts to call a meeting of its shareholders within 120 days after the date hereof and file a proxy statement with the Securities and Exchange Commission as soon as practicable for the purpose of the approval of the acquisition by the shareholders of SSI, and SSI shall indemnify the Company with respect to any liability arising under such proxy statement except with respect to any liability relating to any information provided therefor by the Company.

6.            Definitions.
              -----------

     As used in this Agreement, the following capitalized terms shall have the meanings given to them in this Section 6:

     "Bank One Debt" means the amounts owed under the Bank One Loan Documents,
      -------------
which shall not be more than $400,000 for borrowed money and $230,000 under letters of credit as of the Closing Date.

     "Bank  One  Loan  Documents"  means that certain Borrower Agreement dated
      --------------------------
December 17, 1997, between Bank One, Colorado, N.A., as Lender, and Scientific Software-Intercomp, Inc., as Borrower, relating to a loan for pre-export working capital, together with a promissory note dated November 30, 1997, executed by SSI, as payor, and made payable to the order of Bank One, Colorado, N.A., in the current principal sum of $650,000.

     "Closing"  means  the  closing  and  consummation  of  the  transactions
      -------
contemplated herein and the Definitive Agreement, pursuant to which all of the
      --
issued and outstanding common stock of SSI shall be acquired by the Company (or its designated subsidiary) pursuant to the terms and provisions hereof and of the Definitive Agreement.

     "Closing  Date"  means  the  date  on  which  the  Closing  occurs.
      -------------

     "Halliburton  Preferred  Stock"    means  the  800,000 shares of Series A
      -----------------------------
Preferred Stock of SSI, which SSI represents to the Company assumes for purposes of this Agreement are (i) owned and held by Halliburton Company, free of any claims or encumbrances, and (ii) constitute all of the issued and outstanding shares of Series A Preferred Stock of SSI.

     "Lindner  Debt" means the amounts owed to Lindner Dividend Fund, a series
      -------------
of Lindner Investments ("Lindner") under the Lindner and Renaissance Loan Documents, which, as a condition to Company obligations under this Agreement, shall be no more than $1,400,000 as of the Closing Date.

     "Lindner  Renaissance  Loan  Documents" means that certain Loan Agreement
      -------------------------------------
dated April 26, 1996, between SSI, Lindner Dividend Fund, a series of Lindner Investments ("Lindner"), and Renaissance Capital Partners II Ltd. ("Renaissance"), providing for (i) a loan by Lindner to SSI in the original principal amount of $5,000,000, bearing interest at 7% per annum payable semi-annually on the last days of October and April, evidenced by that certain Promissory Note dated April 26, 1996, in the original principal amount of $5,000,000, payable to the order of Lindner, and (ii) a loan by Renaissance to SSI in the original principal amount of $1,500,000, bearing 7% interest per annum payable semi-annually on the last days of October and April, as evidenced by that certain Promissory Note dated April 26, 1996, payable to the order of Renaissance, in the original principal sum of $1,500,000.

     "Lindner Warrant"  means that certain Warrant to Purchase Common Stock of
      ---------------
SSI dated April 26, 1996, from SSI to Lindner, granting Lindner the right to purchase 1,500,000 shares of common stock of SSI at a purchase price of $3.00 per share.

     "Material  Adverse  Change" means an event, occurrence or change in facts
      -------------------------
or circumstances, or any combination of events, occurrences or changes in facts or circumstances, that, individually or in the aggregate, have or could reasonably be expected to have a Material Adverse Effect, except for the items excluded from the definition of Material Adverse Discovery.

     "Material  Adverse  Discovery" means a discovery of an event, occurrence,
      ----------------------------
fact or circumstance or combination of events, occurrences, facts or circumstances, in any case existing on the date hereof or at any time prior to the Closing relating to SSI or the business of SSI that the Company learns of, or discovers, prior to the Closing, that, individually or in the aggregate, adversely affect or could reasonably be expected to adversely affect SSI or its business (including the results of operations, financial condition or prospects of its business) or the assets of SSI, in an amount of US$500,000 or greater except (a) for matters described with reasonable specificity (i) herein, (ii) in SSI's Annual Report on Form 10-K for the year ended December 31, 1996 as filed with the Securities and Exchange Commission or (iii) in SSI's 1997 unaudited consolidated financial statements previously furnished to the Company and (b) for the effects disclosed by SSI to the Company of accounting for the Pipeline Simulation Division as a discontinued operation. Operating losses in the ordinary course of business will not constitute a Material Adverse Change, or Material Adverse Discovery or Material Adverse Effect unless the losses result in Net Working Capital not satisfying the provisions of Section 1(c)(iv).

     "Material  Adverse  Effect"  means  a  material adverse effect on the (i)
      -------------------------
condition, financial or otherwise, of SSI or its business (including the results of operations, financial condition or prospects of its business) and the assets and liabilities of SSI, taken as a whole, or (ii) the enforcement or validity of this Agreement.

     "Net  Working  Capital"  means  an amount equal to the sum of all current
      ---------------------
assets of SSI (including, but not limited to, all inventory, accounts, receivables, prepaid expenses, work in progress and prepaid contracts) less the sum of all current liabilities of SSI (including, but not limited to, any accounts payable, allowances for doubtful accounts, warranty reserves and such reserves or accruals relating to SSI's business required by generally accepted accounting principles).

     "Renaissance Debt" means the amounts owed to Renaissance Capital Partners
      ----------------
II Ltd. ("Renaissance") under the Lindner and Renaissance Loan Documents, which, as a condition to Company's obligations under this Agreement, shall be no more than $1,300,000 as of the Closing Date.

     "Renaissance Warrant" means that certain Warrant to Purchase Common Stock
      -------------------
of SSI dated April 26, 1996, from SSI to Renaissance, granting Renaissance the right to purchase 450,000 shares of common stock of SSI at a purchase price of $3.00 per share.


     "Simmons  Fee"  means  the  $350,000  to  be  owed  to  Simmons & Company
      ------------
International as a result of the Closing, which is the aggregate consideration
      --
that will be owed to Simmons & Company International in connection with the transactions contemplated under this Agreement, pursuant to the terms of that Letter Agreement between SSI and Simmons & Company International dated August 5, 1997.

     "SSI  Stock Price" means, subject to the adjustments described in Section
      ----------------
2(a) hereof or otherwise mutually agreed on by the parties, $0.50 per share for the 8,878,000 shares of common stock of SSI and, to the extent available, not more than 15,000 additional shares of stock which may be exercised before closing at an exercise price of less than $0.50.

7.            Miscellaneous.
              -------------

     a.          Binding  Agreements.   Although this Agreement contemplates a
                 -------------------
further definitive agreement of the parties, this Agreement is intended to be a legally binding agreement for the acquisition of SSI, subject to the conditions set forth herein.

     b.       Entireties.  This Agreement constitutes the entire agreement and
              ----------
supersedes all other prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter thereof.

     c.     Notices.   All notices, requests, demands and other communications
            -------
made in connection with this Agreement shall be in writing and shall be deemed to have been duly given on the date delivered, if delivered personally, by overnight delivery service or sent by facsimile machine (with written confirmation of receipt given in the same manner as notices in this Section 7(b)) to the persons identified below, addressed as follows:

     If  to  the  Company,  to:

     Baker  Hughes  Incorporated
     3900  Essex  Lane
Houston,  Texas    77027
Attention:    Eric  L.  Mattson
Telecopy:  (713)  439-8966
     with  a  copy  to:

     Baker  Hughes  Solutions
     17015  Aldine  Westfield
Houston,  Texas    77073
Attention:    Division  Legal  Counsel
Telecopy:    (713)  625-6895

     and  a  copy  to:

     J.  David  Kirkland,  Jr.
Baker  &  Botts,  L.L.P.
     One  Shell  Plaza
910  Louisiana
Houston,  Texas    77002-4995
Telecopy:    (713)  229-1522

     If  to  SSI,  to:

     Scientific  Software-Intercomp,  Inc.
     633  17th
Suite  1600
Denver,  Colorado    80202
Attention:    George  Steel
Telecopy:    (303)  293-0361

     with  a  copy  to:

     Roger  C.  Cohen
     Cohen  Bram  &  Smith,  P.C.
1700  Lincoln  Street,  Suite  1800
Denver,  Colorado    80203
Telecopy:    (303)  894-0475

     d.        Expenses.  Each party to this Agreement shall pay its own costs
               --------
and expenses (including all legal, accounting, broker, finder and investment banker fees) relating to this Agreement, the negotiations leading up to this Agreement and, except as otherwise provided herein, the transactions contemplated by this Agreement.

     e.         Publicity.   Until the business day after the Closing Date and
                ---------
except for any public disclosure that the Company or SSI in good faith believe is required by law or applicable stock exchange rules (in which case the disclosing party will use reasonable efforts to consult with the non-disclosing party prior to such disclosure), neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby, without the prior written approval of the other party which will not be unreasonably withheld or delayed.

     f.     Governing Law.  This Agreement shall be governed by, and construed
            -------------
in accordance with, the laws of Texas as to all matters, including matters of validity, construction, effect, performance and remedies, without regard to the law of conflicts of laws.
     g.     Waivers.  Waiver of any term or condition of this Agreement by any
            -------
party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement.

     h.          Counterparts.   This Agreement may be executed in one or more
                 ------------
counterparts (including execution and delivery by facsimile transmission), and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

     If the foregoing sets forth your understanding of the agreement of the parties hereto, please evidence your acceptance of and agreement to all of the foregoing terms and provisions of this Agreement by executing a copy of this Agreement in the space provided below.

     Very  truly  yours,

     BAKER  HUGHES  INCORPORATED


     /s/  Andrew  J.  Szescila
     Andrew  J.  Szescila
Senior  Vice  President


AGREED  TO  AND
ACCEPTED  AS  OF  THE
27TH  DAY  OF  MARCH,  1998,  BY:

SCIENTIFIC  SOFTWARE-INTERCOMP,  INC.

BY:          /S/  GEORGE  STEEL
             ------------------

NAME:          GEORGE  STEEL
               -------------

TITLE:          PRESIDENT  &  C.E.O.
                --------------------

                                  SCHEDULE 1
                                  ----------

                                     NONE